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                                                                      Exhibit 7

                       THIRD AMENDMENT TO SEVERANCE AGREEMENT
                                 (Vice Presidents)

         THIS THIRD AMENDMENT TO SEVERANCE AGREEMENT ("Third Amendment") dated as of the ___ day of _______________, 1997, is made and entered into by and between New York State Electric & Gas Corporation, a New York corporation (the "Company") and __________________ (the "Executive") amending certain provisions of the Severance Agreement, dated as of ________________, as amended ("Severance Agreement") by and between the Company and the Executive.

         WHEREAS, the Company, in consultation with outside advisors, has determined that it is in the best interest of the Company and its shareholders to amend the Severance Agreement;

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Section 6.1 of the Severance Agreement is hereby amended and restated to read in its entirety as follows:

              6.1 The Company shall pay the Executive the payments described in this Section 6.1 (the "Severance Payments") upon the termination of the Executive's employment following a Change in Control and during the term of this Agreement, in addition to the payments and benefits described in
    Section 5 hereof, unless such termination is (i) by the Company for Cause,
    (ii) by reason of death, Disability or Retirement, or (iii) by the Executive without Good Reason. For purposes of the immediately preceding sentence, if a termination of the Executive's employment occurs prior to a Change in Control, but following a Potential Change in Control in which a Person has entered into an agreement with the Company the consummation of which will constitute a Change in Control, such termination shall be deemed to have followed a Change in Control and to have been (i) by the Company without Cause, if the Executive's employment is terminated without Cause at the direction of such Person, or (ii) by the Executive with Good Reason, if the Executive terminates his employment with Good Reason and the act (or failure to act) which constitutes Good Reason occurs following such Potential Change in Control and at the direction of such Person.

                   (A) In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to

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         the Executive a lump-sum severance payment, in cash, equal to two (2)
         times the sum of (i) the higher of the Executive's annual base salary in effect immediately prior to the occurrence of the event or circumstance upon which the Notice of Termination is based or the Executive's annual base salary in effect immediately prior to the Change in Control, and (ii) the higher of (x) the amount paid to the Executive pursuant to the Company's Annual Executive Incentive Compensation Plan, Annual Executive Incentive Plan, or any successor annual executive incentive compensation plan, as the case may be, for the fiscal year preceding that in which the Date of Termination occurs, or (y) the average amount so paid for the three fiscal years preceding that in which the Change in Control occurs.

                   (B) Notwithstanding any provision of the Company's Annual Executive Incentive Plan or successor annual executive incentive compensation plan (but provided that there shall be no duplication of the benefits under any such plans), the Company shall pay to the Executive a lump-sum amount, in cash, equal to the sum of (i) any incentive compensation which has been allocated or awarded to the Executive for a completed fiscal year preceding the Date of Termination under the Annual Executive Incentive Plan, or any successor annual executive incentive compensation plan, as the case may be, but has not yet been either (x) paid (pursuant to Section 5.2 hereof or otherwise) or (y) deferred pursuant to the Deferred Compensation Plan for Salaried Employees, and (ii) a pro-rata portion to the Date of Termination of the aggregate value of any contingent incentive compensation award to the Executive for any uncompleted fiscal year under the Annual Executive Incentive Plan or any successor annual executive incentive compensation plan, calculated as to each such award in accordance with Article XI(A)(iii) of the Annual Executive Incentive Plan or any comparable provision in any successor annual executive incentive compensation plan;

                   (C) In determining the retirement benefits to which the Executive is entitled under the Company's Supplemental Executive Retirement Plan, the Executive shall be given an additional two (2) years of service credit at the Executive's highest annual rate of compensation during the twelve (12) months immediately preceding the Date of Termination and shall be deemed to be two (2) years older than he is; such benefits shall be determined without regard to any amendment to


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         the Supplemental Executive Retirement Plan made subsequent to a Change in Control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of retirement benefits thereunder.

                   (D) For a twenty-four (24) month period after the Date of Termination, the Company shall arrange to provide the Executive with life, disability, accident and health insurance benefits substantially similar to those which the Executive is receiving immediately prior to the Notice of Termination (without giving effect to any reduction in such benefits subsequent to a Change in Control if such reduction constitutes Good Reason). Benefits otherwise receivable by the Executive pursuant to this Section 6.1(D) shall be reduced to the extent comparable benefits are actually received by or made available to the Executive without cost during the twenty-four (24) month period following the Executive's termination of employment (and any such benefits actually received by the Executive shall be reported to the Company by the Executive). If the benefits provided to the Executive under this Section 6.1(D) shall result in a Gross-Up Payment pursuant to Section 6.2, and these Section 6.1(D) benefits are thereafter reduced pursuant to the immediately preceding sentence because of the receipt of comparable benefits, the Gross-Up Payment shall be recalculated so as to reflect that reduction, and the Executive shall refund to the Company an amount equal to any calculated reduction in the Gross-Up Payment, but only if, and to the extent, the Executive receives a refund of any Excise Tax previously paid by the Executive pursuant to Section 6.2 hereof.

                   (E) For a period equal to the lesser of (i) the period from the Date of Termination to the date on which the Executive commences employment with another employer or (ii) the twenty-four (24) month period immediately following the Date of Termination, the Company shall arrange to provide the Executive with outplacement counseling; provided, however, that the aggregate cost of such counseling shall not exceed five percent (5%) of the Executive's annual base salary in effect immediately prior to the occurrence of the event or circumstance upon which the Notice of Termination is based.

         2. Section 6.2 of the Severance Agreement is hereby amended to read in its entirety as follows:



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              6.2  (A)  Anything in this Agreement to the contrary
    notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive on account of a Change in Control, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment ("Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

              (B) Subject to the provisions of Section 6.2(C) hereof, all determinations required to be made under this Section 6.2, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determinations, shall be made by the Company's principal outside accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Board and the Executive within fifteen (15) business days of the Date of Termination and/or such earlier date(s) as may be requested by the Company or the Executive (each such date and the Date of Termination shall be referred to as a "Determination Date", for purposes of this
    Section 6.2(B) and Section 6.3 hereof). All fees and expenses of the Accounting Firm shall be borne solely by the Company. The initial Gross-Up Payment, if any, as determined pursuant to this Section 6.2(B), shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm under this Section 6.2(B) shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the


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    Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 6.2(C) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

              (C) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of an Underpayment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the twenty-four (24) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

    (i) give the Company any information reasonably requested by the Company relating to such claim,

    (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

    (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

    (iv) permit the Company to participate in any proceeding relating to such claim;


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    provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6.2(C), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

              (D) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6.2(C) hereof, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 6.2(C) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Execu-


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    tive of an amount advanced by the Company pursuant to Section 6.2(C)
    hereof, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of twenty-four (24) days after such determination, then such advance shall be forgiven and shall not be required to be repaid.

         3. Section 6.3 of the Severance Agreement is hereby amended to read in its entirety as follows:

              6.3 The payments provided for in Section 6.1 hereof (other than Section 6.1(C) and (D)) shall be made not later than the fifth day following each Determination Date, provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined by the Executive, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth
         (30th) day after each Determination Date. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

         4. The definition of Base Amount in Section 15(A) of the Severance Agreement is hereby deleted in its entirety and replaced with the words "Intentionally Omitted".

         5. Paragraph (II) of Section 15(E) of the Severance Agreement is hereby amended to read in its entirety as follows:

                        (II) during any period of two consecutive years (not
              including any period prior to the date of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in paragraph (I), (III) or (IV) of this Change in Control definition or a director whose initial as-


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              sumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitations of proxies or consents by or on behalf of a Person other than the Board) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

         6. Section 15(F) of the Severance Agreement is hereby amended to read in its entirety as follows:

              (F) "Change-in-Control Protective Period" shall mean the period from the occurrence of a Change in Control until the later of (i) the second anniversary of such Change in Control or, (ii) if such Change in Control shall be caused by the shareholder approval of a merger or consolidation, as described in Section 15(E)(III) hereof, the second anniversary of the consummation of such merger or consolidation, provided, however, that in the event that the agreement providing for such merger or consolidation, as described in Section 15(E)(III) hereof, is terminated without consummation of such merger or consolidation, the Change-in-Control Protective Period shall expire 90 days following such termination, unless there has occurred another event constituting a Change in Control, in which case the Change-in-Control Protective Period shall expire upon the date described herein with respect to such subsequent Change in Control.

         7. Section 15(L) of the Severance Agreement is hereby amended to read in its entirety as follows:

              (L) "Excise Tax" shall have the meaning stated in Section 6.2(A) hereof.

         8. Section 15(N)(I) of the Severance Agreement is hereby amended to read in its entirety as follows:

              (I) the assignment to the Executive of any duties inconsistent with the Executive's status as an executive officer of the Company or a substantial alteration in the nature or status of the Executive's responsibilities from those in effect immediately prior to the Change in Control (including, without limitation, any


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         such alteration attributable to the fact that the Company may no longer be a public company);

         9. Section 15(N)(II) of the Severance Agreement is hereby amended to read in its entirety as follows:

              (II) a reduction by the Company in the Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

         10. Section 15(N)(IV) of the Severance Agreement is hereby amended to read in its entirety as follows:

              (IV) the failure by the Company, without the Executive's consent, to pay to the Executive any portion of the Executive's current compensation, or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

         11. The definition of Total Payments in Section 15(T) of the Severance Agreement is hereby deleted in its entirety and replaced with the words "Intentionally Omitted".

         12. Except as expressly modified hereby, the terms and provisions of the Severance Agreement remain in full force and effect.

         IN WITNESS WHEREOF, the parties have caused this Third Amendment to be duly executed and delivered by their respective duly authorized representatives as of the date first above written.

NEW YORK STATE ELECTRIC &              EXECUTIVE
  & GAS CORPORATION


By:

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